Exhibit 3


                                A.M. CASTLE & CO.
                                -----------------

                             ARTICLES SUPPLEMENTARY

                 SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

          A.M. Castle & Co., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

          FIRST: Under a power contained in Article Fifth of the charter of the Corporation (the "Charter"), the Board of Directors of the Corporation (the "Board of Directors") adopted resolutions classifying and designating 12,000 shares of Preferred Stock (as defined in the Charter) as shares of Series A Cumulative Convertible Preferred Stock, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption set forth below. Upon any restatement of the Charter, Sections 1 through 8 of this Article First shall become part of Article Fifth of the Charter, with such changes in enumeration as are necessary to complete such restatement.

          Section 1. Designation of Amount. The shares of such series shall be designated as "Series A Cumulative Convertible Preferred Stock" (the "Series A Preferred") and the authorized number of shares constituting such series shall be 12,000. In accordance with the terms hereof, each share of Series A Preferred shall have the same relative rights as and be identical in all respects with each other share of Series A Preferred.

          Section 2. Dividends. When and as authorized by the Board of Directors and declared by the Corporation and to the extent permitted under the Maryland General Corporation Law, the Corporation shall pay dividends to the holders of the Series A Preferred as provided in this Section 2.

          (a) In the event that the Corporation fixes a record date for the making of any dividend or distribution on the Corporation's common stock, $.01 par value per share (the "Common Stock"), other than dividends payable solely in Common Stock, subject to the receipt of any required approval under Section 3(b)(iii), the holder of each share of Series A Preferred on such record date shall be entitled to receive an equivalent dividend or distribution on the number of shares of Common Stock into which such share of Series A Preferred is convertible as of the record date for such dividend or distribution.

          (b) The Series A Preferred shall pay, in respect of each Dividend Period, cumulative dividends in an amount per share equal to the excess (if any) of (i) 8% per annum (2% on a quarterly basis) on the Accreted Value of the Series A Preferred as of the immediately preceding Dividend Reference Date (or, for the initial Dividend Period, as of the date of issuance) over (ii) the amount of any cash dividends per share of Series A Preferred that have been paid or to be paid during such Dividend Period pursuant to Section 2(a). Dividends paid pursuant to this Section 2(b) shall be payable in arrears quarterly on March 30, June 30, September 30 and December 31 of each year (each such date

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being a "Dividend Reference Date" and each such quarterly period being a
"Dividend Period"). Each such dividend shall be payable to the holders of record of shares of the Series A Preferred on the March 15, June 15, September 15 and December 15, respectively, as they appear on the stock records of the Corporation at the close of business on such record date. Subject to Section 2(c), an amount equal to any such dividends not paid with respect to any Dividend Period shall be added to the Accreted Value of the Series A Preferred. Such increased Accreted Value after each Dividend Period shall be used for purposes of calculating dividends for succeeding Dividend Periods (except to the extent any such dividends included in the Accreted Value are subsequently declared and paid). Such dividends shall accrue from and including the date of issuance of such share of Series A Preferred to and including the first to occur of (i) the date on which the Series A Liquidation Value of such share of Series A Preferred is paid to the holder in accordance with Section 4, (ii) the date on which such share of Series A Preferred is converted into shares of Common Stock in accordance with Section 5 or (iii) the date on which such share is otherwise acquired by the Corporation. Such dividends shall accrue whether or not such dividends have been authorized or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, and such dividends shall be cumulative such that all accrued and unpaid dividends shall be fully paid or declared with funds irrevocably set apart for payment before any dividend or distribution may be declared or paid or set apart for payment with respect to any Junior Securities. The date on which the Corporation initially issues any share of Series A Preferred shall be deemed to be the "date of issuance" for such share of Series A Preferred, regardless of the number of times a transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share of Series A Preferred.

          (c) Prior to the payment of any dividends pursuant to Section 2(a) or
Section 2(b) in the last Dividend Period of any calendar year, the Corporation shall make the following "true-up" adjustment, if any: to the extent the total aggregate amount of dividends paid and to be paid pursuant to Section 2(a) and
Section 2(b) on the Series A Preferred for that calendar year would exceed 8% per annum on the Accreted Value (such excess, the "Total Dividend Excess") then
(i) to the extent dividends paid or payable pursuant to Section 2(a) for that calendar year are less than 8% per annum on the Accreted Value, (A) first, the aggregate amount of dividends to be paid pursuant to Section 2(a), if any, and
Section 2(b) in the last Dividend Period of such calendar year shall be reduced by the Total Dividend Excess (but not below zero) and (B) second, the aggregate amount of dividends payable pursuant to Section 2(a), if any, and Section 2(b) in each succeeding Dividend Period shall be reduced (but not below zero) by the amount of any remaining Total Dividend Excess until the Total Dividend Excess is reduced to zero; and (ii) to the extent dividends paid or payable pursuant to
Section 2(a) for that calendar year would equal or exceed 8% per annum on the Accreted Value, (A) first, no dividends shall be payable pursuant to Section 2(b) in the last Dividend Period of that calendar year, (B) second, any dividends to be paid pursuant to Section 2(a) in the last Dividend Period of such calendar year shall be reduced by the aggregate amount of dividends paid pursuant to Section 2(b) during the first three (3) Dividend Periods of such calendar year (such aggregate amount, the "Preferred Dividend Excess") (but not below zero) and (C) third, the aggregate amount of dividends payable pursuant to
Section 2(a), if any, and Section 2(b) in each succeeding Dividend Period shall be reduced (but not below zero) by the amount of any remaining Preferred Dividend Excess until the Preferred Dividend Excess is reduced to zero. It is

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understood that in applying the provisions of this paragraph to any calender year, any reductions in the amount of dividends actually paid in that calender year due to the carry-over of any Total Dividend Excess or Preferred Dividend Excess from a prior calender year shall be disregarded.

          (d) Dividends payable pursuant to Section 2(b) are payable in cash or, if the Corporation so elects and if agreed to by the holder of shares of Series A Preferred, Common Stock. If such dividends are paid in Common Stock to any consenting holder, the Current Market Price on the date the dividends are declared will be used in calculating the number of shares paid to such holder.

          (e) If a holder converts shares of Series A Preferred after the close of business on the record date for a dividend and before the opening of business on a Dividend Reference Date for such dividend, then, pursuant to Section 5(a)(vii), the holder will be required to pay to the Corporation at the time of such conversion the amount of such dividend.

          (f) Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series A Preferred, such payment shall be distributed pro rata among the outstanding shares of Series A Preferred based upon the aggregate dividends accrued but unpaid on such outstanding shares of Series A Preferred.

          (g) Dividends payable on the shares of Series A Preferred for any period less than a full Dividend Period shall be computed on the basis of a 365-day year and the actual number of days elapsed in the period for which such dividend is payable.

          Section 3. Voting Rights.
                     -------------

          (a) Except as otherwise required by law, the holders of Series A Preferred will be entitled to vote on all matters to be voted upon or actions to be taken by the Corporation's shareholders, voting as a single class with the Common Stock, with each share of Series A Preferred having a number of votes equal to the number of votes possessed by the number of whole shares of Common Stock into which such share of Series A Preferred is convertible as of the record date for the determination of shareholders entitled to vote on such matter, or if no record date is specified, as of the date of such vote or date of any written consent, as the case may be.

          (b) In addition to the voting rights contained in Section 3(a), as long as any shares of Series A Preferred remain outstanding, the Corporation shall not, without the vote or written consent of the holders of a majority of the shares of Series A Preferred then outstanding (the "Majority Preferred Holders"): (i) amend, repeal, modify or supplement any provision of the Charter, these Articles Supplementary or the Corporation's bylaws, whether by merger, consolidation or otherwise, in a manner that adversely affects any of the rights, preferences or privileges of the Series A Preferred, including any increase in the number of authorized shares of Series A Preferred; (ii) create (by reclassification or otherwise) any new class or series of equity securities which by its terms has rights, preferences or privileges senior to or equal to the Series A Preferred in respect to dividends or upon liquidation; (iii) pay or declare dividends or make any distributions on any Junior Securities (other than dividends payable solely in Common Stock) unless the Corporation is current in

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its payments of accumulated and unpaid dividends to the holders of the Series A
Preferred shares, in which event the Corporation may pay cash dividends with respect to its Common Stock in an amount not to exceed $.50 per share per annum;
(iv) repurchase, redeem or otherwise acquire any Junior Securities (other than (A) repurchases of odd-lot holdings of less than 100 shares of Common Stock from registered shareholders at market price and (B) in accordance with the terms of any Junior Securities, the creation and issuance of which was approved by the Majority Preferred Holders); or (v) agree to do any of the foregoing; provided, however, that the foregoing shall not limit the Corporation from granting options for stock issued to employees, directors or consultants of the Corporation pursuant to a stock option or equity incentive plan approved by the Board of Directors or from the authorization or issuance of shares of stock for which such options become exercisable.

          Section 4. Liquidation Rights.
                     ------------------

          (a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or otherwise, the holders of shares of Series A Preferred shall be entitled to receive, out of the assets of the Corporation available for distribution to its shareholders, for each share of Series A Preferred, an amount ("Series A Liquidation Value") equal to the greater of (i) the Accreted Value of such shares of Series A Preferred on the date of distribution, plus all dividends (whether or not declared) on such share accrued since the end of the previous Dividend Period, minus the amount of any then existing Total Dividend Excess or Preferred Dividend Excess, or (ii) the amount to which the holder of such share of Series A Preferred would be entitled if all Series A Preferred shares had been converted immediately prior to such time of liquidation, dissolution or winding up, before any distribution shall be made to the holders of any Junior Securities. If upon any liquidation, dissolution or winding up of the Corporation, the assets distributable among the holders of shares of Series A Preferred are insufficient to permit the payment in full to the holders of all such shares of all preferential amounts payable to such holders, then the entire assets of the Corporation so distributable shall be distributed ratably among the holders of the shares of Series A Preferred in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full.

          (b) For purposes of this Section 4, a distribution of assets in any dissolution, winding up or liquidation shall not include (i) any consolidation or merger of the Corporation with or into any other entity, provided that, in each case, effective provision is made in the certificate or articles of incorporation or other governing documents of the resulting or surviving entity or otherwise for the protection of the rights of the holders of shares of Series A Preferred, or (ii) a sale or other disposition of all or substantially all of the Corporation's assets to another person or entity.

          (c) Whenever the distribution provided for in this Section 4 shall be payable or made in property other than cash, the value of such distribution shall be the fair market value of such property as determined jointly by the Corporation and the Majority Preferred Holders. If they are unable to reach agreement within a reasonable period of time, then either of the Company or the Majority Preferred Holders may require that such value be determined by an independent appraiser experienced in valuing such type of property jointly selected by the Corporation and the Majority Preferred Holders. The determination of such appraiser shall be final and binding upon the parties and the fees and expenses of such appraiser shall be split equally between the Corporation and the Majority Preferred Holders.

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          (d) After the payment of the full preferential amounts provided for in
Section 4(a) to the holders of shares of Series A Preferred, such holders shall be entitled to no other or further participation in the distribution of the assets of the Corporation.

          Section 5. Conversion.
                     ----------

          (a)  Conversion Procedure.
               --------------------

               (i) At any time and from time to time, a holder of Series A Preferred shall have the right to convert any share(s) of Series A Preferred into the number of shares of Common Stock computed by dividing (X) the Accreted Value of such share of Series A Preferred to be converted on the date of conversion, plus all dividends (whether or not declared) accrued since the end of the previous Dividend Period, minus the amount of any then existing Total Dividend Excess or Preferred Dividend Excess, by (Y) the Conversion Price then in effect for such share of Series A Preferred, subject to the limitations set forth in Section 5(b).

               (ii) Each conversion of Series A Preferred pursuant to Section 5(a) shall be effected by delivery, to the office of the Corporation or to any transfer agent for such shares, of duly endorsed certificates for the shares being converted and of written notice to the Corporation that the holder elects to convert such shares. Unless the shares issuable on conversion are to be issued in the same name as the name in which such shares of Series A Preferred are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the holder or the holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax pursuant to Section 5(a)(viii). Conversion pursuant to
          Section 5(a) shall be deemed to occur immediately prior to the close of business on the date the certificates and notice are delivered. At the time any such conversion has been effected, the rights of the holders of shares of Series A Preferred so converted shall cease with respect to such shares of Series A Preferred, and such holders entitled to receive Common Stock upon conversion of such Series A Preferred shall be treated for all purposes as the record holders of such shares of Common Stock on the date conversion is deemed to have been effected.

               (iii) As soon as practicable after (x) a conversion has been effected and (y) the certificate(s) representing the converted shares of Series A Preferred have been surrendered to the principal office of the Corporation or to any transfer agent for such shares, the Corporation shall deliver to the converting holder:

                    (A) a certificate or certificates representing the number of shares of Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

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                    (B)  a certificate representing any shares of Series A
                         Preferred which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted; and

                    (C) any amount payable under Section 5(a)(vi) with respect to such conversion.

               (iv) The Corporation shall not close its books against the transfer of Series A Preferred or of Common Stock issued or issuable upon conversion of Series A Preferred in any manner that interferes with the timely conversion of Series A Preferred. At any time that conversion of shares of Series A Preferred pursuant to this Section 5(a) has occurred, the shares of Series A Preferred so converted shall not thereafter be reissued, sold or transferred or deemed to be issued and outstanding for any purpose and the number of shares of Series A Preferred authorized to be issued by the Corporation shall be reduced by the number of shares of Series A Preferred so converted.

               (v) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of shares of the Series A Preferred, such number of shares of Common Stock as are issuable upon the conversion of all outstanding Series A Preferred. All shares of Common Stock which are so issuable shall, when issued in accordance with the terms hereof, be duly and validly issued, fully paid and nonassessable. The Corporation shall not take any action that would cause the number of authorized but unissued shares of Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Series A Preferred.

               (vi) If any fractional interest in a share of Common Stock would, except for the provisions of this subparagraph, be delivered upon any conversion of the Series A Preferred, the Corporation, in lieu of delivering the fractional share therefor, may pay an amount to the holder thereof equal to the Current Market Price of such fractional interest as of the date of conversion. The determination as to the amount of any cash payment in lieu of the issuance of fractional shares shall be based upon the total number of shares of Series A Preferred being converted at any one time by the holder thereof, not upon each share of Series A Preferred being converted.

               (vii) If any holder surrenders shares of Series A Preferred for conversion after the close of business on the record date for the payment of a dividend and prior to the opening of business on the Dividend Reference Date for such dividend, then, notwithstanding such conversion, the dividend payable on such Dividend Reference Date will be paid to the registered holder of such shares on such record date. In such event, such shares, when surrendered for conversion, must be accompanied by payment of an amount equal to the dividend payable on such Dividend Reference Date on the shares so converted.

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


               (viii) If a holder converts shares of Series A Preferred, the Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Common Stock upon the conversion. The holder, however, shall pay to the Corporation the amount of any tax which is due (or shall establish to the satisfaction of the Corporation the payment thereof or that no such payment is due) if the shares are to be issued in a name other than the name of such holder and shall pay to the Corporation any amount required by the last sentence of Section 5(a)(vii).

          (b) Conversion Price.
              ----------------

               (i) The "Conversion Price" of each share of Series A Preferred shall be $6.69, subject to adjustment from time to time pursuant to this Section 5, provided, however, that in no event shall the Conversion Price be adjusted below $4.00.

               (ii) If and whenever after the date of the original issuance of Series A Preferred shares (the "Series A Original Issuance Date") the Corporation issues or sells or, in accordance with this Section 5, is deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issuance or sale or deemed issuance or sale, then immediately upon such issuance or sale or deemed issuance or sale the Conversion Price shall be reduced to the Conversion Price determined by dividing (A) the sum of (1) the product derived by multiplying the Conversion Price in effect immediately prior to such issuance or sale or deemed issuance or sale by the number of shares of Common Stock Deemed Outstanding immediately prior to such issuance or sale or deemed issuance or sale, plus (2) the consideration, if any, received by the Corporation upon such issuance or sale, by (B) -- the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale or deemed issuance or sale.

               (iii) Notwithstanding the foregoing, there shall be no adjustment in the Conversion Price as a result of any issuance or sale (or deemed issuance or sale) of (a) shares of Common Stock issued upon conversion of the Series A Preferred, (b) securities for which an adjustment is already made pursuant to Section 5(c)(vii), (c) shares of stock, or options to purchase stock, issued to employees, directors or consultants of the Corporation pursuant to a stock option or equity incentive plan approved by the Board of Directors, (d) securities issued in connection with the acquisition of any business that is a bona fide, arms' length transaction (as determined in good faith by the Board of Directors) which has been approved by the Board of Directors, (e) securities issued pursuant to or in connection with any strategic alliance, joint venture or corporate partnership that is a bona fide arms' length transaction (as determined in good faith by the Board of Directors) which has been approved by the Board of Directors,
          (f) securities issued to banks, equipment lessors or similar financial institutions in connection with a bank financing, equipment lease or other comparable transaction approved by the Board of Directors, (g) the Blair Shares, or (h) the issuance of securities for which the Majority Preferred Holders have elected (by vote or written consent) to exclude from the provisions of this Section 5(b).

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          (c)  Effect on Conversion Price of Certain Events. For purposes of determining the Conversion Price under Section 5(b), the following shall be applicable:


               (i) Issuance of Options. Except as provided in Section 5(b)(iii), if the Corporation in any manner grants, issues or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Conversion Price in effect immediately prior to the time of the granting, issuance or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting, issuance or sale of such Options for such price per share. For purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the sum of (1) the total amount, if any, received or receivable by the Corporation as consideration for the granting, issuance or sale of such Options, plus (2) the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus (3) in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock -- issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

               (ii) Issuance of Convertible Securities. Except as provided in
          Section 5(b)(iii), if the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Conversion Price in effect immediately prior to the time of such issuance or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the sum of (1) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus (2) the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total

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          maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issuance or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been made pursuant to other provisions of this
          Section 5, no further adjustment of the conversion price shall be made by reason of such issue or sale.

               (iii) Change in Option Price or Conversion Rate. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be immediately adjusted to the Conversion Price that would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, provided that if such adjustment would result in an increase of the Conversion Price then in effect, such adjustment shall not be effective until 30 days after written notice thereof has been given by the Corporation to all holders of the Series A Preferred. For purposes of this Section 5(c)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Series A Original Issuance Date are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change.

               (iv) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted immediately to the Conversion Price that would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued, provided, that if such expiration or termination would result in an increase in the Conversion Price then in effect, such increase shall not be effective until 30 days after written notice thereof has been given to all holders of the Series A Preferred. For purposes of this Section 5(c)(iv), the expiration or termination of any Option or Convertible Security that was outstanding as of the Series A Original Issuance Date shall not cause the Conversion Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the Series A Original Issuance Date.

               (v) Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor

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          shall be deemed to be the amount received by the Corporation therefor.
          If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair market value of such consideration. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair market value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Option or Convertible Security, as the case may be. For purposes of this Section 5(c)(v), fair market value shall be determined jointly by the Corporation and the Majority
          Preferred Holders. If they are unable to reach agreement within a reasonable period of time, then either of the Company or the Majority Preferred Holders may require that such value be determined by an independent appraiser experienced in valuing such type of property jointly selected by the Corporation and the Majority Preferred
          Holders. The determination of such appraiser shall be final and binding upon the parties and the fees and expenses of such appraiser shall be split equally between the Corporation and the Majority Preferred Holders.

               (vi) Record Date. If the Corporation fixes a record date for the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

               (vii) Subdivisions or Combinations of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be reduced proportionately, and if the Corporation at any time combines (by combination, reverse stock split, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be increased proportionately.

               (viii) Increase in Conversion Price. Except as provided in subsections (iii), (iv) and (vii) of this Section 5(c), in no event shall the Conversion Price in effect at any time be increased pursuant to any adjustment under Section 5(b) or Section 5(c).

               (ix) Notices. As soon as practicable after any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Series A Preferred, setting forth in reasonable detail and certifying the calculation of such adjustment.

               (x) Minimum Adjustment. No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least one percent in such price; provided that any adjustments which by reason of this Section 5(c)(x) are not required to be made shall be carried forward and taken into account at such time when such adjustments would in the aggregate require an increase or decrease of at least one percent in such price. All calculations under this Section 5(c) shall be made to the nearest two decimal points.

          (d) Mandatory Conversion. If on any date after the fifth anniversary of the Series A Original Issuance Date, the Current Market Price equals or exceeds 200% of the then applicable Conversion Price, as adjusted pursuant to the anti-dilution provisions described above, the Corporation may elect, by written notice delivered to the Transfer Agent (with a copy to each holder of Series A Preferred), no later than five business days after such date, to cause all (but not less than all) of the outstanding shares of Series A Preferred be converted into shares of Common Stock. Any such conversion shall be deemed to have been effected, without further action by any party, immediately prior to the close of business on the fifth business day after such notice is received by the Transfer Agent. The number of shares of Common Stock deliverable upon conversion of one share of Series A Preferred shall be equal to (i) the Accreted Value of such share on the date of conversion, plus all dividends (whether or not declared) accrued since the end of the previous Dividend Period, divided by
(ii) the Conversion Price. At the time of such conversion, the rights of the holders of shares of Series A Preferred shall cease with respect to such shares of Series A Preferred, and such holders shall be treated for all purposes as the record holders of such shares of Common Stock issuable upon conversion. The provisions of Section 5(a) (other than Section 5(a)(ii)) shall apply to any mandatory conversion under this Section 5(d).

          Section 6. Purchase Rights. If at any time the Corporation distributes, grants, issues or sells Purchase Rights, then each holder of shares of Series A Preferred will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of whole shares of Common Stock acquirable upon conversion of such holder's shares of Series A Preferred immediately before the record date for the grant, issuance or sale of such Purchase Rights, or, if no record date is fixed, the date as of which the record holders of Common Stock are to be determined for the distribution, issue or sale of such Purchase Rights.

          Section 7. General.
                     -------

          (a) The Corporation shall keep at its principal office a register for the registration of Common Stock and Series A Preferred. Upon the surrender of any certificate representing Common Stock or Series A Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

          (b) Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Common Stock or Series A Preferred, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor, including W.B. & Co., its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

          (c) Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, by reputable overnight courier service, charges prepaid, or by personal delivery, and shall be deemed to have been given (i) three (3) business days after being sent by registered or certified mail, (ii) one (1) business day after being deposited with such an overnight courier service, and (iii) upon delivery, if by personal delivery, if mailed or delivered (A) to the Corporation, at its principal executive offices, or (B) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

          Section 8. Definitions.
                     -----------

"Accreted Value" equals, with respect to one share of Series A Preferred, $1,000.00, plus the amount of any dividends added to such Accreted Value in accordance with Section 2, minus the amount of any dividends included in Accreted Value that are subsequently declared and paid (which aggregate amount shall be subject to adjustment whenever there shall occur a stock dividend, stock split, combination, subdivision or other similar event).

"Blair Shares" means 17,937 shares of Common Stock issued to William Blair & Company, LLC.

"Board of Directors" has the meaning specified in the FIRST paragraph of these Articles Supplementary.

"Charter" has the meaning specified in the FIRST paragraph of these Articles Supplementary.

"Common Stock" has the meaning specified in Section 2(a).

"Common Stock Deemed Outstanding" means, at any given time, the fully-diluted number of shares of Common Stock outstanding at such time, including, without duplication, all shares of Common Stock that are directly or indirectly issuable upon exercise, conversion or exchange of outstanding securities which by their terms are directly or indirectly convertible or exercisable into or exchangeable for Common Stock (regardless of whether such securities are actually exercisable, convertible or exchangeable at such time).

"Conversion Price" has the meaning specified in Section 5(b)(i).

"Convertible Securities" means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

"Corporation" has the meaning specified in the introductory paragraph of these Articles Supplementary.

"Current Market Price" means the average of the closing prices of the Common Stock's sales on all securities exchanges on which such security may at the time be listed or traded, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed or traded, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 11 trading days consisting of the day as of which Current Market Price is being determined and the 10 consecutive trading days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the Current Market Price will be the fair value thereof determined in good faith by the Board of Directors.

"Dividend Period" has the meaning specified in Section 2(b).

"Dividend Reference Date" has the meaning specified in Section 2(b).

"Junior Securities" means any of the Corporation's equity securities other than the Series A Preferred.

"Majority Preferred Holders" has the meaning specified in Section 3(b).

"Options" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

"Preferred Dividend Excess" has the meaning specified in Section 2(c).

"Purchase Rights" means any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property which are distributed, issued, granted or sold to all record holders of any class of Common Stock.

"Series A Liquidation Value" has the meaning specified in Section 4(a).

"Series A Original Issuance Date" has the meaning specified in Section 5(b)(ii).

"Series A Preferred" has the meaning specified in Section 1.

"Total Dividend Excess" has the meaning specified in Section 2(c).

"Transfer Agent" means the transfer agent for the Series A Preferred appointed by the Corporation (which may be the Corporation).


          SECOND: The shares of Series A Preferred have been classified and designated by the Board of Directors under the authority contained in the Charter.

          THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

          FOURTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that to the best of such officer's knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

          IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on behalf by the undersigned officer and attested to by its Secretary on this 22nd of November, 2002.



                                            A.M. CASTLE & CO.


                                            By:  /s/  G. Thomas McKane
                                               --------------------------------
                                            Name:     G. Thomas McKane
                                            Title:    President and
                                                      Chief Executive Officer

Attested:

By:  /s/  Jerry M. Aufox
   --------------------------
Name:     Jerry M. Aufox
Title:    Secretary